Exhibit 10.1

Cymer, Inc.

Long-Term Incentive Program

Summary Description

Establishment: The following is a summary of the terms of the Long-Term Incentive Program (“LTIP”) approved by the Compensation Committee of Cymer’s Board of Directors.

Eligibility: Generally, director-level employees and senior individual contributor employees and above that are employed by Cymer or its subsidiaries are eligible to participate in the LTIP, unless otherwise determined by the Compensation Committee. The Compensation Committee determines in its discretion which Cymer employees shall be participants.

Equity Awards: Equity awards under the LTIP are granted under and in accordance with the terms of Cymer’s Amended and Restated 2005 Equity Incentive Plan (the “Incentive Plan”) and may include any of the following instruments: performance-based restricted stock units, restricted stock units, stock options, or any other equity awards permitted under the Incentive Plan.

All equity awards granted under the LTIP are based on a target dollar amount which is set annually by position level. Participants at the same position level at the time of grant are eligible to receive similar-sized equity awards. The target dollar amount for each position level is converted into equity awards by dividing an average fair value of Cymer’s Common Stock over a determined number of trading days into the target dollar amount to determine the aggregate number of shares initially subject to the equity awards granted under the LTIP. The Compensation Committee determines the amount awarded to each participant and has the authority to approve supplemental equity awards to selected participants under the LTIP.

The number of shares subject to performance-based equity awards granted under the LTIP are subject to increase or decrease based on Cymer’s actual performance against performance measures approved by the Compensation Committee. Cymer’s actual performance against performance measures for the applicable performance period is approved and certified in writing by the Compensation Committee.

The shares subject to equity awards granted under the LTIP, including the shares that become issuable upon achievement of performance measures, may be subject to time-based vesting that require a participant to remain employed by Cymer for a period of time to receive the shares.

The Compensation Committee has the authority to alter any portion of a performance-based equity award under the LTIP; provided, however, that for performance-based equity awards that are intended to comply with the requirements for the performance-based compensation exemption to the Internal Revenue Code Section 162(m) deduction limits, the Compensation Committee only has the authority to reduce, and not to increase, such awards.

Participants will receive a prospectus describing the terms of the equity awards according to the Incentive Plan.

Disclaimer: Cymer reserves the right to modify the LTIP at any time. Cymer also retains the right to award additional incentive compensation outside the LTIP.